                                                                    Exhibit k(9)

================================================================================
                             BROKER-DEALER AGREEMENT

                                     between

                              BANKERS TRUST COMPANY

                                       and

                            BEAR, STEARNS & CO. INC.

                           Dated as of _________, 1998

                                   Relating to

                      TAXABLE AUCTION RATE PREFERRED STOCK

                                       of

                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.

================================================================================

         BROKER-DEALER AGREEMENT dated as of ________, 1998 between BANKERS TRUST COMPANY (the "Auction Agent"), a New York banking corporation (not in its individual capacity but solely as agent of Prospect Street High Income Portfolio Inc. (the "Fund") pursuant to authority granted it in the Auction Agent Agreement, and BEAR, STEARNS & CO. INC. (together with its successors and assigns, the "BD") .

         The Fund proposes to designate a series of shares of Taxable Auction Rate Preferred Stock, par value $1.00 per share, liquidation preference $25,000 per share, pursuant to its Articles of Incorporation, as amended, and the Articles Supplementary establishing such series. In the event that the Fund establishes one or more additional series of Taxable Auction Rate Preferred Stock to which it desires that this Agreement be applicable, the Fund shall so notify the BD in writing. If the BD is willing to render such services on the terms provided for herein, it shall notify the Fund in writing, whereupon such series of Taxable Auction Rate Preferred Stock (such series, together with the Taxable Auction Rate Preferred Stock then subject to this Agreement, the "TARPS") shall become subject to this Agreement.

         The Articles Supplementary will provide that, for each Dividend Period of any series of TARPS then outstanding, the Applicable Rate for such series for such Dividend Period shall, under certain conditions, be the rate per annum that a bank or trust company appointed by the Fund advises results from implementation of the Auction Procedures for such series. The Board of Directors has adopted a resolution appointing Bankers Trust Company as Auction Agent for purposes of the Auction Procedures for each series of TARPS.

         The Auction Procedures contemplate the participation of one or more Broker-Dealers for each series of TARPS.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein the Auction Agent and BD agree as follows:

1. Definitions and Rules of Construction.

         1.1 Terms Defined by Reference to Articles Supplementary. Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

         1.2 Terms Defined Herein. As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

             (a) "Articles Supplementary" shall mean the Articles Supplementary authorizing the issuance of the relevant series of TARPS filed by the Fund with the State Department of Assessments and Taxation of the State of Maryland.

             (b) "Auction" shall have the meaning specified in Section 2.1 hereof.

             (c) "Auction Agent Agreement" shall mean any Auction Agent Agreement between the Fund and the Auction Agent dated as of ________, 1998 relating to the TARPS.

             (d) "Auction Procedures" shall mean the auction procedures constituting Part II of the Articles Supplementary.

             (e) "Authorized Officer" shall mean each Senior Vice President, Vice President, Assistant Vice President, Trust officer, Assistant Treasurer and Assistant Secretary of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes of this Agreement in a communication to the BD.

             (f) "BD Officer" shall mean each officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Auction Agent.

             (g) "Broker-Dealer Agreement" shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

             (h) "Existing Holder" shall have the meaning set forth in the Articles Supplementary, and for purposes of this Broker-Dealer Agreement and with respect to the Auction Procedures as referred to in this Agreement, shall also include, as the circumstances may require, a Person who is listed as the beneficial owner of TARPS in the records of a Broker-Dealer.

             (i) "Master Purchaser's Letter" shall mean a letter addressed to the Fund, the Auction Agent, a Broker-Dealer and an Agent Member, substantially in the form attached hereto as Exhibit A.

             (j) "Potential Holder" shall have the meaning set forth in the Articles Supplementary, and for purposes of this Broker-Dealer Agreement and with respect to the Auction Procedures as referred to in this Agreement, shall also include, as the circumstances may require, any other Person, including any Existing Holder of shares of TARPS, who may be interested in acquiring shares of TARPS (or, in the case of an Existing Holder, additional shares of TARPS).

             (k) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

         1.3 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

             (a) Words importing the singular number shall include the plural number and vice versa.

             (b) The captions and headings herein are solely for the convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

             (c) The words "hereof", "herein", "hereto", and other words of similar import refer to this agreement as a whole.

             (d) All references herein to a particular time of day shall be to New York City time.

2. The Auction.

         2.1 Purposes; Incorporation by Reference of Auction Procedures and Settlement Procedures.

             (a) The provisions of the Auction Procedures will be followed by the Auction Agent for the purposes of determining the Applicable Rate for any Dividend Period of any series of TARPS for which the Applicable Rate is to be determined by an Auction. Each periodic operation of such procedures is hereinafter referred to as an "Auction".

             (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

             (c) Before any series of the TARPS becomes subject to this Broker-Dealer Agreement, the BD shall have delivered a Master Purchaser's Letter executed by the BD. The BD agrees to act as, and assumes the obligations of, and limitations and restrictions placed upon, a Broker-Dealer under this Agreement for each series of TARPS. The BD shall act as the exclusive Broker-Dealer for the Fund until the later of (i) [__________, 1998] and (ii) such date on which the Fund appoints one or more additional Broker-Dealers. The BD understands that, subject to the preceding sentence, other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in the Auction Procedures may execute Broker-Dealer Agreements and Master Purchaser's Letters and participate as Broker-Dealers in Auctions.

         2.2 Preparation of Each Auction.

             (a) Not later than 9:30 A.M. on each Auction Date for the TARPS, the Auction Agent shall advise the Broker-Dealers for such series by telephone of the Maximum Applicable Rate therefor and the AA Composite Commercial Paper Rate(s) and the Treasury Index Rate(s), as the case may be, used in determining the Maximum Applicable Rate.

             (b) In the event that any Auction Date for the TARPS shall be changed after the Auction Agent has given the notice referred to in clause (vi) of paragraph (a) of the Settlement Procedures, or after the notice referred to in Section 2.5(a) hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable shall give notice of such change to the BD not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date. Thereafter, the BD shall notify customers of the BD who the BD believes are Existing Holders of shares of TARPS of such change in the Auction Date.

             (c) The Auction Agent from time to time may request the Broker-Dealers to provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Existing Holders of shares of TARPS. BD shall comply with any such request, and the Auction Agent shall keep confidential any such information so provided by BD and shall not disclose any information so provided by BD to any Person other than the Fund and BD.

             (d) The Auction Agent is not required to accept the Master Purchaser's Letter of any Potential Holder who wishes to submit an Order for the first time in an Auction or of any Potential Holder or Existing Holder who wishes to amend its Master Purchaser's Letter unless such letter or amendment is received by the Auction Agent by 3:00 P.M. on the Business Day preceding such Auction.

         2.3 Auction Schedule; Method of Submission of Order.

             (a) The Fund and the Auction Agent shall conduct Auctions for TARPS in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be unreasonably withheld or delayed. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day preceding the first Auction Date on which such change shall be effective.

Time                         Event
By 9:30 A.M.                 Auction Agent advises Fund and the Broker-Dealers
                             of the Maximum Applicable Rate and the AA Composite
                             Commercial Paper Rate(s) and the Treasury Index
                             Rate(s), as the case may be, used in determining such Maximum Applicable Rate as set forth in
                             Section 2.2(a) hereof, with respect to the relevant series of TARPS.

9:30 A.M. - 1:00 P.M.        Auction Agent assembles information communicated to
                             it by Broker-Dealers as provided in Section 4(a) of the Auction Procedures. Submission Deadline is 1:00
                             P.M.


Not earlier than 1:00 P.M.   Auction Agent makes determination pursuant to
                             Section 5(a) of the Auction Procedures.

By approximately 3:00 P.M.   Auction Agent advises the Fund of results of
                             Auction as provided in Section 5(b) of the Auction
                             Procedures. Submitted Orders are accepted and rejected and shares of TARPS of the respective series allocated as provided in Section 6 of the Auction Procedures. Auction Agent gives notice of
                             Auction results as set forth in Section 2.4(a) hereof.

             (b) BD agrees to maintain a list of Potential Holders and to contact the Potential Holders on such list whom the BD believes may be interested in participating in the Auction on such Auction Date on or prior to such Auction Date for the purposes set forth in the Auction Procedures. To the extent required under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, BD shall deliver a Prospectus to each such Potential. Holder. BD agrees, upon the request of a Potential Holder, to deliver to such Potential Holder either (i) a Prospectus with such legends or stamps regarding non-reliance by Potential Holders of certain information therein (other than with respect to information concerning the TARPS and Settlement and Auction Procedures) as BD deems appropriate or (ii) the Fund's summary description of the TARPS and the Settlement Procedure and Auction Procedures.

             (c) BD shall submit Orders to the Auction Agent in writing substantially in the form attached hereto as Exhibit C. BD shall submit a separate Order to the Auction Agent for each Potential Holder or Existing Holder on whose behalf BD is submitting an Order and shall not net or aggregate the Orders of different Potential Holders or Existing Holders on whose behalf BD is submitting Orders.

             (d) BD shall deliver to the Auction Agent (i) a written notice, substantially in the form attached hereto as Exhibit D, of transfers of shares of TARPS made by or through BD by an Existing Holder to another Person other than pursuant to an Auction and shall deliver or cause to be delivered the related Master Purchaser's Letter executed by such Person if such Person will be listed as the holder of such shares on the books of the auction agent and such person has not previously so delivered a Master Purchaser's Letter and (ii) a written notice, substantially in the form attached hereto as Exhibit E, of the failure of any shares of TARPS to be transferred to or by any Person that purchased or sold shares of TARPS through BD pursuant to an Auction. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 3:00 p.m. on the Business Day preceding such Auction.

             (e) BD and other Broker-Dealers which have delivered duly executed Master Purchaser's Letters may submit Orders in Auctions for their own accounts unless the Fund shall have notified BD and all other Broker-Dealers that they may no longer do so, in which case Broker-Dealers may continue to submit Hold Orders and Sell Orders for their own accounts.

             (f) BD agrees to handle its customers' Orders in accordance with its duties under applicable securities laws and rules.

             (g) To the extent that pursuant to Section 6 of the Auction Procedures, BD continues to hold, sells, or purchases a number of shares that is fewer than the number of shares in an Order submitted by BD to the Auction Agent on behalf of Existing or Potential Holders whose shares are or will be held in BD's name, BD shall make appropriate pro rata allocations among such Existing or Potential Holders. If as a result of such allocations, any Potential Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of TARPS on any Auction Date, BD shall, in such manner as it shall determine in its sole discretion, round up or down the number of shares of TARPS to be purchased or sold on such Auction Date by any Existing Holder or Potential Holder on whose behalf BD submitted an Order so that the number of shares so purchased or sold by each such Existing Holder or Potential Holder on such Auction Date shall be whole shares of TARPS.

         2.4 Notices of Auction Results.

             (a) On each Auction Date for TARPS, the Auction Agent shall notify BD by telephone of he results of the Auction as set forth in paragraph (a) of the Settlement Procedures. As soon as reasonably practicable, the Auction Agent shall confirm to BD in writing the disposition of all Orders submitted by BD in such Auction.

             (b) BD shall notify each Existing Holder or Potential Holder on whose behalf BD has submitted an Order as set forth in paragraph (a) of the Settlement Procedures and take such other action as is required of BD pursuant to the Settlement Procedures.

         2.5 Designation of Alternate Term Period.

             (a) If the Fund delivers to the Auction Agent a notice of the Auction Date for any series of TARPS for a Dividend Period thereof that next succeeds a Dividend Period that is not a Standard Term Period in the form of Exhibit E to the Auction Agent Agreement, the Auction Agent shall deliver such notice to BD as promptly as practicable after its receipt of such notice from the Fund.

             (b) If the Board of Directors proposes to designate any succeeding Dividend Period of any series of TARPS as an Alternate Term Period and the Fund delivers to the Auction Agent a notice of such proposed Alternate Term Period in the form of Exhibit F to the Auction Agent Agreement, the Auction Agent shall deliver such notice to BD as promptly as practicable after its receipt of such notice from the Fund.

             (c) If the Board of Directors determines to designate such succeeding Dividend Period as an Alternate Term Period and the Fund delivers to the Auction Agent a notice of such Period in the form of Exhibit G to the Auction Agent Agreement not later than 3:00 p.m. on the second Business Day next preceding the first day of such proposed Alternate Term Period, the Auction Agent shall deliver such notice to BD not later than 3:00 p.m. on such Business Day.

             (d) If the Fund shall deliver to the Auction Agent a notice not later than 3:00 p.m. on the second Business Day next preceding the first day of any Dividend Period stating that the Fund has determined not to exercise its option to designate such succeeding Dividend Period as an Alternate Term Period, in the form of Exhibit H to the Auction Agent Agreement, or shall fail to timely deliver either such notice or a notice in the form of Exhibit G to the Auction Agent Agreement, the Auction Agent shall deliver a notice in the form of Exhibit H to the Auction Agent Agreement to BD not later than 3:00 p.m. on such Business Day.

         2.6 Service Charge to be Paid to BD.

             On the Business Day next succeeding each Auction Date for any series of TARPS, the Auction Agent shall pay to BD from moneys received from the Fund an amount equal to (a)(i) where the Dividend Rate set at the Auction equalled more than 102% of the AA Composite Commercial Paper Rate, 15 basis points; (b) where the Dividend Rate set at the Auction equalled 99-102% of the AA Composite Commercial Paper Rate, 20 basis points; or (c) where the Dividend Rate set at the Auction equalled less than 99% of the AA Composite Commercial Paper Rate, 25 basis points; times (b) a fraction, the numerator of which is the number of days in the Dividend Period for such series beginning on such Business Day and the denominator of which is 360, times (c) the liquidation preference per share for such series times (d) the aggregate number of Outstanding shares of such series placed by BD in such Auction (for this purpose shares will be deemed placed by BD if such shares were (i) the subject of Hold Orders deemed to have been made by Existing Holders and were acquired by such Existing Holders through BD or (ii) the subject of an Order submitted by BD that is (A) a Submitted Order of an Existing Holder that resulted in such Existing Holder continuing to hold such shares as a result of the Auction or (B) a Submitted Order of a Potential Holder that resulted in such Potential Holder purchasing such shares as a result of the Auction or (C) a valid Hold Order; provided that in the event an Auction scheduled to occur on an Auction Date fails to occur for any reason while the TARPS remains Outstanding, BD will be entitled to service charges as if the Auction had occurred and all Holders of shares placed by them submitted valid Hold Orders).

             For purposes of subclause (d)(i) of the foregoing paragraph, if any Existing Holder who acquired shares of any series of TARPS through BD transfers those shares to another Person other than pursuant to an Auction, then such Existing Holder shall be deemed to have acquired such shares through BD unless the transfer was affected by, or transferee is, a Broker-Dealer other than BD.

         2.7 Settlement.

             (a) If any Existing Holder on whose behalf the BD submitted a Hold/Sell Order that was accepted as a Sell Order or a Sell Order that was accepted, in either case, in whole or in part, fails to instruct its Agent Member to deliver the shares of TARPS with respect to which such Order was accepted against payment therefor, the BD shall instruct such Agent Member to deliver such shares against payment therefor. If (i) any Existing Holder on whose behalf a Broker-Dealer other than the BD has submitted a Hold/Sell Order that was accepted as a Sell Order or a Sell Order that was accepted, in either case, in whole or in part, fails to instruct its Agent Member to so deliver the shares of TARPS with respect to which such Order was accepted against payment therefor, (ii) such other Broker-Dealer fails to instruct such Existing Holder's Agent Member to deliver such shares and (iii) such Existing Holder is identified to BD by the Auction Agent as provided in Section (a) (v) of the Settlement Procedures as an Existing Holder from whom a Potential Holder on whose behalf BD submitted a Buy Order is to purchase such shares, BD may deliver to such Potential Holder a number of shares of TARPS that is less than the number of shares of TARPS to be purchased by such Potential Holder by the number of shares to be purchased from such Existing Holder. Notwithstanding the foregoing terms of this Section 2.7, any delivery or non-delivery of shares of TARPS which represents any departure from the results of an Auction for such series, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section 2.3(d)(ii) hereof. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.7.

             (b) Neither the Auction Agent nor the Fund shall have any responsibility of liability with respect to the failure of an Existing Holder or a Potential Holder or its Agent Member to deliver shares of TARPS of any series or to pay for shares of TARPS of any series sold or purchased pursuant to the Auction Procedures or otherwise.

3. The Auction Agent.

         3.1 Duties and Responsibilities.

             (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any other Person, other than the Fund by reason of this Agreement.

             (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

             (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error or judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining the pertinent facts.

         3.2 Rights of the Auction Agent.

             (a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent believes in good faith to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Broker-Dealers.

             (b) The Auction Agent may consult with counsel of its choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

             (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

         3.3 Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity of adequacy of this Agreement, the Auction Agent Agreement or the shares of TARPS of any series.

4. Miscellaneous.

         4.1 Termination. Either party may terminate this Agreement at any time on five (5) days notice to the other party, provided that neither BD nor the Auction Agent may terminate this Agreement without first obtaining prior written consent of the Fund to such termination, which consent shall not be unreasonably withheld. This Agreement shall automatically terminate upon the termination of the Auction Agent Agreement.

         4.2 Participant in Securities Depository. BD is, and shall remain for the term of this Agreement, a member of, or participant in, the Securities Depository (or an affiliate of such a member participant).

         4.3 Communications. Except (i) communications authorized to be by telephone by this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its addressed or telecopy number set forth below:

         If to BD, addressed:           Bear, Stearns & Co. Inc.
                                        Preferred Stock Sales and Trading Desk
                                        245 Park Avenue
                                        New York, NY  10167
                                        Attention: Nancy Belcher
                                        Telecopier No.: (212) 272-8151
                                        Telephone No.: (212) 272-5098

         If to the Auction Agent,
                  addressed:            Bankers Trust Company
                                        Four Albany Street
                                        New York, New York 10006
                                        Attention:      Auction Rate/Remarketed
                                                        Securities

                                        Telecopier No.: (212) 250-6688
                                        Telephone No.: (212) 250-6850

or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other parties. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer. BD may record telephone communications with the Auction Agent.

         4.4 Entire Agreement. This Agreement contains the entire agreement among the parties hereto relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, among the parties hereto relating to the subject matter hereof. This Agreement supersedes and terminates all prior Broker-Dealer Agreements between the parties.

         4.5 Benefits. Nothing in this Agreement, express or implied, shall give to any person, other than the Fund, the Auction Agent, BD and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         4.6 Amendment; Waiver.

             (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

             (b) Failure of any party hereto to exercise any right or remedy hereunder in the event of a breach hereof by any other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

         4.7 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Auction Agent and BD. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party; provided, however, that this Agreement may be assigned by the Auction Agent to a successor Auction Agent selected by the Fund without the consent of BD.

         4.8 Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections thereof.

         4.9 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                            BANKERS TRUST COMPANY

                                            By:
                                                ------------------------------
                                                Name:
                                                Title:


                                            BEAR, STEARNS & CO. INC.

                                            By:
                                                ------------------------------
                                                Name:
                                                Title:

                                    EXHIBIT A

                            MASTER PURCHASER'S LETTER

                                    EXHIBIT B

                              SETTLEMENT PROCEDURES

                                    EXHIBIT C

                   (Submit only one Order on this Order Form)
                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.

           TAXABLE AUCTION RATE PREFERRED STOCK, SERIES ___ ("TARPS")

                                   ORDER FORM



To:      ___________________        Date of Auction
         ___________________
         ___________________
         New York, New York


The undersigned Broker-Dealer submits the following Order covering the number of shares indicated (complete only one blank):

____ shares now held by Bidder (an Existing Holder), and the Order is a (check one):

____ Hold Order; or

____ Hold/Sell Order at a rate of ________%; or

____ Sell Order;

        -or-

____ shares not now held by Bidder (a Potential Holder), and the Order is a Buy Order at a rate of _____%.

Notes:

(1) If submitting more than one Order for one Bidder, use additional Order forms.

(2) If one or more Orders covering in the aggregate more than the number of outstanding shares of TARPS held by an Existing Holder are submitted, such Orders shall be considered valid in the order of priority set forth in the Auction Procedures.

                                    EXHIBIT D

                       (To be used only for transfers made
                       other than pursuant to in Auction)

                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.
                      TAXABLE AUCTION RATE PREFERRED STOCK,
                       SERIES ____ ("TARPS") TRANSFER FORM

We are (check one):

____ The Existing Holder named below;

____ The Broker-Dealer for such Existing Holding; or

____ The Agent Member for such Existing Holder.


We hereby notify you that such Existing Holder has transferred _______ shares of the above series of TARPS to ______________.



------------------------------
(Name of Existing Holder)



------------------------------
(Name of Broker-Dealer)



------------------------------
(Name of Agent Member)




By: ____________________________
    Printed Name:
    Title:

                                    EXHIBIT E

                        (To be used only for failures to
                    deliver shares of Auction Term Preferred
                       Stock sold pursuant to an Auction)


                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.

           TAXABLE AUCTION RATE PREFERRED STOCK, SERIES ____ ("TARPS")
                         NOTICE OF A FAILURE TO DELIVER

Complete either I or II

I. We are a Broker-Dealer for ___________ (the "Purchaser"), which purchased ____ shares of the above series of TARPS in the Auction held on _________ from the seller of such shares. We hereby notify you that the Seller failed to deliver such shares of Taxable Auction Rate Preferred Stock to the Purchaser.

II. We are a Broker-Dealer for ___________ (the "Seller"), which sold _____ shares of the above series of TARPS in the Auction held on________ to the purchaser of such shares. We hereby notify you that the Purchaser failed to make payment to the Seller upon delivery of such shares of Taxable Auction Rate Preferred Stock.



Name: ____________________________
      (Name of Broker-Dealer)


By: ______________________________
    Printed Name:
    Title:
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                                    EXHIBIT F

                                    EXHIBIT G

                                    EXHIBIT H